Exhibit 99.1

Contact:
Investors:	Media:
Traci McCarty	Debra Charlesworth
BioMarin Pharmaceutical Inc.	BioMarin Pharmaceutical Inc.
(415) 455-7558	(415) 455-7451

For Immediate Release:

BioMarin Announces First Quarter 2015 Financial Results and Company Update

- Vimizim Sales Top $50 million in First Quarter of 2015 and $127 million in First Four Quarters Since Launch

- Full-year Vimizim Guidance Increased to $200 million to $220 million; Full-year Total Revenue Guidance increased to $850 million to $880 million

- Rolling NDA Submission Completed for Drisapersen

Financial Highlights ($ in millions, except per share data, unaudited)

	Three Months Ended March 31,
	2015	2014	% Change
Total BioMarin Revenue	$203.3	$151.5	34%
Vimizim Net Product Revenue	50.6	0.9	n.m.
Naglazyme Net Product Revenue	78.2	80.1	-2%
Kuvan Net Product Revenue	50.2	45.2	11%
Aldurazyme Net Product Revenue	18.2	18.1	1%

Non-GAAP Net Loss	$(25.1)	$(1.7)
Non-GAAP Net Loss per Share - Basic	$(0.16)	$(0.01)
Non-GAAP Net Loss per Share - Diluted	$(0.16)	$(0.01)

GAAP Net Loss	$(67.5)	$(38.1)
GAAP Net Loss per Share - Basic	$(0.43)	$(0.26)
GAAP Net Loss per Share - Diluted	$(0.43)	$(0.27)

Cash, cash equivalents and investments	$1,232.6	$1,043.1

SAN RAFAEL, Calif., April 30, 2015 – BioMarin Pharmaceutical Inc. (NASDAQ: BMRN) today announced financial results for the first quarter ended March 31, 2015. Non-GAAP net loss was $25.1 million ($0.16) per share, basic and diluted for the first quarter of 2015, compared to non-GAAP net loss of $1.7 million ($0.01) per share, basic and diluted for the first quarter of 2014. GAAP net loss was $67.5 million ($0.43) per share, basic and diluted for the first quarter of 2015, compared to GAAP net loss of $38.1 million ($0.26) per share, basic and ($0.27) per share diluted for the first quarter of 2014. The increased non-GAAP net loss and GAAP net loss for the first quarter of 2015 compared to the first quarter of 2014 was primarily due to the increased operating expenses, partially offset by continued strong commercial launch of Vimizim.

Total BioMarin Revenue was $203.3 million for the first quarter of 2015 an increase of 34% compared to the first quarter of 2014. On a constant currency basis, total BioMarin revenues in the first quarter would have been approximately $218 million, or approximately 7% greater than as reported.

As of March 31, 2015, BioMarin had cash, cash equivalents and investments totaling $1,232.6 million, as compared to $1,043.1 million on December 31, 2014. Cash, cash equivalents and investments as of March 31, 2015 reflect both the acquisition of Prosensa as well as the public common stock offering in the first quarter of 2015.

“We begin 2015 prepared to execute on a number of transformational milestones,” said Jean-Jacques Bienaimé, Chief Executive Officer of BioMarin. “Having completed the submission of the NDA for approval of drisapersen in the U.S., we will turn our attention to filing for approval in Europe this summer. In addition, we look forward to sharing clinical results from our Phase 2 study of BMN 111 for the treatment of patients with achondroplasia in the second quarter and, later in the year, full results from the Phase 1/2 study with cerliponase alfa for CLN2 disorder, a late infantile form of Batten Disease.” Mr. Bienaimé continued, “On the commercial side of the business, both our legacy products and our newest product, Vimizim, continued to make great progress. Year over year, the number of patients receiving Kuvan increased 20% and the number of patients receiving Naglazyme increased 12%, respectively. The global Vimizim launch continues to surpass our outlook resulting in an upward revision of full-year 2015 guidance. Moreover, we believe a near-term approval of drisapersen will drive us to profitability on a non-GAAP basis in 2017.”

Net Product Revenue (in millions)

Total Revenue Growth (in millions)
	Three Months Ended March 31,
	2015	2014	$ Change	% Change
Vimizim	$50.6	$0.9	$49.7	n.m.
Naglazyme	78.2	80.1	(1.9)	-2%
Kuvan	50.2	45.2	5.0	11%
Aldurazyme	18.2	18.1	0.1	1%
Firdapse	4.1	4.7	(0.6)	-13%

Net product revenue	201.3	149.0	52.3	35%
Collaborative agreement revenue	0.4	0.4	—
Royalty and license revenue	1.6	2.1	(0.5)

Total BioMarin revenue	$203.3	$151.5	$51.8	34%

Reconciliation of Aldurazyme Revenues (in millions)
	Three Months Ended March 31,
	2015	2014	$ Change	% Change
Aldurazyme revenue reported by Genzyme	$53.4	$55.9	$(2.5)	-4%

	Three Months Ended March 31,
	2015	2014	$ Change
Aldurazyme Royalties due from Genzyme	$22.3	$21.9	$0.4
Net product transfer revenue (1)	(4.1)	(3.8)	(0.3)

Total Aldurazyme net product revenue	$18.2	$18.1	$0.1

(1)	To the extent units shipped to third party customers by Genzyme exceed BioMarin inventory transfers to Genzyme, BioMarin will record a decrease in net product revenue from the royalty payable to BioMarin for the amount of previously recognized product transfer revenue. If BioMarin inventory transfers exceed units shipped to third party customers by Genzyme, BioMarin will record incremental net product transfer revenue for the period. Positive net product transfer revenues result in the period if BioMarin transfered more units to Genzyme than Genzyme sold to third-party customers.

2015 Guidance

Revenue Guidance ($ in millions)

Item	Provided February 25, 2015	Updated April 30, 2015
Total BioMarin Revenues	$840 to $870	$850 to $880	*
Vimizim Net Product Revenue	$170 to $200	$200 to $220
Naglazyme Net Product Revenue	$315 to $340	Unchanged
Kuvan Net Product Revenue	$210 to $230	Unchanged

*	On a constant currency basis, Total BioMarin Revenues in 2015 would have been between $905 and $935

Selected Income Statement Guidance ($ in millions, except percentages)

Item	Provided February 25, 2015	Updated April 30, 2015
Cost of Sales (% of Total Revenue)	17.0% to 18.0%	Unchanged
Selling, General and Admin. Expense	$360 to $395	Unchanged
Research and Development Expense	$610 to $640	Unchanged
Non - GAAP Net Loss	$(130) to $(170)	Unchanged
GAAP Net Loss	$(360) to $(400)	Unchanged

Select Development Programs

During the quarter BioMarin made significant progress toward several clinical and regulatory milestones. Of note, on April 27, 2015 the company submitted the last module of the rolling New Drug Application (NDA) for drisapersen. Drisapersen is an exon skipping oligonucleotide inducer of dystrophin synthesis under evaluation for the treatment of Duchenne muscular dystrophy (DMD) with mutations in the dystrophin gene that are amenable to treatment with exon 51 skipping. The Marketing Authorization Application (MAA) for approval of drisapersen in Europe is expected to be submitted to the European Medicines Agency (EMA) this summer.

With cerliponase alfa for the treatment of CLN2 disorder, BioMarin shared interim data from nine patients who have been followed for at least six months and up to 15 months. Preliminary data suggest that treatment with cerliponase alfa appears to result in stabilization of the disease compared to the natural history based on a standardized measure of motor and language function. Complete Phase 1/2 results with cerliponase alfa are expected in the fourth quarter of 2015.

Also in the quarter, the first three cohorts of the Company’s Phase 2 proof-of-concept study with BMN 111 for the treatment of achondroplasia progressed as planned. Top-line results from this study are expected to read-out at the end of the second quarter. The multitude of other potential products currently in the development pipeline moved forward in the quarter.

Accounting Treatment for Acquisition of Prosensa Holding N.V.

BioMarin completed the acquisition of Prosensa Holding N.V. (Prosensa) in the first quarter of 2015. The Company has completed the preliminary allocation of the total purchase consideration, including the Contingent Value Rights (CVRs). The following summarizes the total purchase consideration ($ in millions):

Cash paid for outstanding Prosensa shares and options	$680.1
Contingent Value Rights (CVRs)	71.4	The acquisition date fair value of future payments that may be made for regulatory approval milestones for drisaperen in the U.S. and EU. Aggregate total payment may be $160.0 million.

Total purchase consideration	$751.5

The following is a condensed summary of the preliminary allocation of the purchase consideration over the fair value of the net assets/liabilities acquired ($ in millions):

Fair value of net assets/liabilities acquired	$23.8	Primarily includes cash acquired of 141.7 million as well as accounts payable and debt assumed.
Intangible assets	772.8	Fair value of In-process research and development (IPR&D) of drisapersen, PRO 44 and PRO 45.
Deferred tax liability	(193.2)	Represents the tax impact of future amortization of the intangible assets acquired, which is not deductible for tax purposes.

Net identifiable assets/liabilities acquired	603.4
Goodwill	148.1

Net assets acquired	$751.5

Non-GAAP Net Loss and Reconciliation

The results for the three months ended March 31, 2015 and March 31, 2014 and the guidance for 2015 include both GAAP net loss and non-GAAP net loss. As used in this release, non-GAAP net loss is based on GAAP earnings before interest, taxes, depreciation and amortization (EBITDA) and further adjusted to exclude certain non-cash stock compensation expense, non-cash contingent consideration expense and certain other nonrecurring material items (non-GAAP net loss).

The following table presents the reconciliation of GAAP to non-GAAP financial metrics:

Reconciliation of GAAP Net Loss to Non-GAAP Net Loss

(in millions)

(unaudited)

	Three Months Ended March 31,		Year Ending December 31, 2015 Guidance
	2015	2014
GAAP Net Loss	$(67.5)	$(38.1)	$(360.0) - $(400.0)
Interest expense, net	8.8	8.0	35.3
Provision for (benefit from) income taxes	(7.2)	3.5	(45.0)
Depreciation expense	7.9	6.7	38.4
Amortization expense	2.9	2.6	12.4

EBITDA Loss	(55.1)	(17.3)	(318.9) - (358.9)
Stock-based compensation expense	22.7	16.3	106.1
Contingent consideration expense (1)	0.3	8.1	82.8
Non-recurring:
Acquisition costs (2)	7.0	—	—
(Gain)/Loss on termination of leases (3)	—	(8.8)	—

Non-GAAP Loss	$(25.1)	$(1.7)	$(130.0) - $(170.0)

(1)	Represents the expense associated with the change in the fair value of contingent acquisition consideration payable for the period, resulting from changes in estimated probabilities and timing of achieving certain developmental milestones.
(2)	Represents transaction costs for the acquisition of Prosensa Holding N.V.
(3)	Primarily represents the net gain due to the early termination of the Company’s operating lease and the realization of the remaining balance in deferred rent upon acquisition of the San Rafael Corporate Center where the Company’s corporate headquarters are located, as well as early termination of certain other leases related to the Company’s facilities.

BioMarin believes that the non-GAAP information in this press release is useful to investors, taken in conjunction with BioMarin’s GAAP information because it provides additional information regarding the performance of BioMarin’s core ongoing business, Naglazyme, Vimizim, Kuvan, Aldurazyme and Firdapse and development of its pipeline. By providing information about both the overall GAAP financial performance and the non-GAAP measures that focus on continuing operations, the Company believes that the additional information enhances investors’ overall understanding of the Company’s business and prospects for the future. Further, the Company uses both the GAAP and the non-GAAP results and expectations internally for its operating, budgeting and financial planning purposes.

Conference Call Details

BioMarin will host a conference call and webcast to discuss first quarter 2015 financial results today, Thursday, April 30, at 4:30 p.m. ET. This event can be accessed on the investor section of the BioMarin website at www.BMRN.com.

U.S. / Canada Dial-in Number: 877.303.6313

International Dial-in Number: 631.813.4734

Conference ID: 10256447

Replay Dial-in Number: 855.859.2056

Replay International Dial-in Number: 404.537.3406

Conference ID: 10256447

About BioMarin

BioMarin develops and commercializes innovative biopharmaceuticals for serious diseases and medical conditions. The company’s product portfolio comprises five approved products and multiple clinical and pre-clinical product candidates. Approved products include Vimizim® (elosulfase alfa) for MPS IVA, a product wholly developed and commercialized by BioMarin; Naglazyme® (galsulfase) for MPS VI, a product wholly developed and commercialized by BioMarin; Aldurazyme® (laronidase) for MPS I, a product which BioMarin developed through a 50/50 joint venture with Genzyme Corporation; Kuvan® (sapropterin dihydrochloride) Powder for Oral Solution and Tablets, for phenylketonuria (PKU), developed in partnership with Merck Serono, a division of Merck KGaA of Darmstadt, Germany and Firdapse® (amifampridine), which has been approved by the European Commission for the treatment of Lambert Eaton Myasthenic Syndrome (LEMS). Product candidates include drisapersen, an exon skipping oligonucleotide, for which a marketing application has been submitted to FDA for the treatment of patients with Duchenne muscular dystrophy (DMD) with mutations in the dystrophin gene that are amenable to treatment with exon 51 skipping, pegvaliase (PEGylated recombinant phenylalanine ammonia lyase, formerly referred to as BMN 165 or PEG PAL), which is currently in Phase 3 clinical development for the treatment of PKU, talazoparib (formerly referred to as BMN 673), a poly ADP-ribose polymerase (PARP) inhibitor, which is currently in Phase 3 clinical development for the treatment of germline BRCA breast cancer, reveglucosidase alfa (formerly referred to as BMN 701), a novel fusion protein of insulin-like growth factor 2 and acid alpha glucosidase (IGF2-GAA), which is currently in Phase 3 clinical development for the treatment of Pompe disease, BMN 111, a modified C-natriuretic peptide, which is currently in Phase 2 clinical development for the treatment of achondroplasia, BMN 044, BMN 045 and BMN 053, exon skipping oligonucleotides, which are currently in Phase 2 clinical development for the treatment of Duchenne muscular dystrophy (exons 44, 45 and 53), cerliponase alfa (formerly referred to as BMN 190), a recombinant human tripeptidyl peptidase-1 (rhTPP1) for the treatment of CLN2 disorder, a form of Batten disease, which is currently in Phase 1, BMN 270, an AAV-factor VIII vector, for the treatment of hemophilia A and BMN 250, a novel fusion of alpha-N-acetyglucosaminidase (NAGLU) with a peptide derived from insulin-like growth factor 2 (IGF2), for the treatment of MPS IIIB.

For additional information, please visit www.BMRN.com. Information on BioMarin’s website is not incorporated by reference into this press release.

Forward-Looking Statement

This press release contains forward-looking statements about the business prospects of BioMarin Pharmaceutical Inc., including, without limitation, statements about: the expectations of revenue and sales related to Vimizim, Naglazyme, Kuvan, Firdapse, and Aldurazyme; the financial performance of the BioMarin as a whole; the timing of BioMarin’s clinical trials of pegvaliase, talazoparib, reveglucosidase alfa, BMN 111, cerliponase alfa, BMN 270, BMN 250 and other product candidates; the continued clinical development and commercialization of Vimizim, Naglazyme, Kuvan, Firdapse, Aldurazyme and its product candidates; and actions by regulatory authorities. These forward-looking statements are predictions and involve risks and uncertainties such that actual results may differ materially from these statements. These risks and uncertainties include, among others: our success in the commercialization of Vimizim, Naglazyme, Kuvan, and Firdapse; Genzyme Corporation’s success in continuing the commercialization of Aldurazyme; results and timing of current and planned preclinical studies and clinical trials, particularly with respect to pegvaliase, talazoparib, reveglucosidase alfa, BMN 111 and cerliponase alfa; our ability to successfully manufacture our products and product candidates; the content and timing of decisions by the U.S. Food and Drug Administration, the European Commission and other regulatory authorities concerning each of the described products and product candidates; the market for each of these products; actual sales of Vimizim, Naglazyme, Kuvan, Firdapse and Aldurazyme; Merck Serono’s activities related to Kuvan; and those factors detailed in BioMarin’s filings with the Securities and Exchange Commission, including, without limitation, the factors contained under the caption “Risk Factors” in BioMarin’s 2014 Annual Report on Form 10-K, and the factors contained in BioMarin’s reports on Form 10-Q. Stockholders are urged not to place undue reliance on forward-looking statements, which speak only as of the date hereof. BioMarin is under no obligation, and expressly disclaims any obligation to update or alter any forward-looking statement, whether as a result of new information, future events or otherwise.

BioMarin®, Naglazyme®, Kuvan®, Firdapse® and Vimizim® are registered trademarks of BioMarin Pharmaceutical Inc., or its affiliates. Aldurazyme® is a registered trademark of BioMarin/Genzyme LLC.

BIOMARIN PHARMACEUTICAL INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

March 31, 2015 and December 31, 2014

(In thousands of U.S. dollars, except share and per share amounts)

	March 31, 2015	December 31, 2014(1)
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$900,570	$875,486
Short-term investments	108,119	69,706
Accounts receivable, net (allowance for doubtful accounts: $489 and $490, respectively)	175,738	144,472
Inventory	222,833	199,452
Current deferred tax assets	31,203	31,203
Other current assets	84,265	111,835

Total current assets	1,522,728	1,432,154
Noncurrent assets:
Investment in BioMarin/Genzyme LLC	890	1,039
Long-term investments	223,920	97,856
Property, plant and equipment, net	538,117	523,516
Intangible assets, net	926,896	156,578
Goodwill	202,392	54,258
Long-term deferred tax assets	163,411	159,771
Other assets	80,332	65,281

Total assets	$3,658,686	$2,490,453

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$230,212	$231,844
Short-term contingent acquisition consideration payable	75,294	3,895

Total current liabilities	305,506	235,739
Noncurrent liabilities:
Long-term convertible debt	655,491	657,976
Long-term contingent acquisition consideration payable	39,052	38,767
Long-term deferred tax liabilities	193,202	—
Other long-term liabilities	39,980	30,077

Total liabilities	1,233,231	962,559

Stockholders’ equity:
Common stock, $0.001 par value: 250,000,000 shares authorized at March 31, 2015 and December 31, 2014; 160,282,313 and 149,093,647 shares issued and outstanding at March 31, 2015 and December 31, 2014, respectively.	161	149
Additional paid-in capital	3,308,137	2,359,744
Company common stock held by Nonqualified Deferred Compensation Plan	(9,391)	(9,695)
Accumulated other comprehensive income	43,819	27,466
Accumulated deficit	(917,271)	(849,770)

Total stockholders’ equity	2,425,455	1,527,894

Total liabilities and stockholders’ equity	$3,658,686	$2,490,453

(1)	December 31, 2014 balances were derived from the audited Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, filed with the U.S. Securities and Exchange Commission on March 2, 2015.

BIOMARIN PHARMACEUTICAL INC.

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

Three Months Ended March 31, 2015 and 2014

(In thousands of U.S. dollars, except per share amounts)

(Unaudited)

	Three Months Ended March 31,
	2015	2014
REVENUES:
Net product revenues	$201,312	$149,004
Collaborative agreement revenues	376	415
Royalty, license and other revenues	1,576	2,133

Total revenues	203,264	151,552

OPERATING EXPENSES:
Cost of sales	32,813	22,816
Research and development	142,074	86,166
Selling, general and administrative	92,806	60,069
Intangible asset amortization and contingent consideration	1,431	8,957

Total operating expenses	269,124	178,008

LOSS FROM OPERATIONS	(65,860)	(26,456)
Equity in the loss of BioMarin/Genzyme LLC	(150)	(338)
Interest income	683	1,123
Interest expense	(9,462)	(9,106)
Debt conversion expense	(163)	—
Other income	249	153

LOSS BEFORE INCOME TAXES	(74,703)	(34,624)
Provision for (benefit from) income taxes	(7,202)	3,491

NET LOSS	$(67,501)	$(38,115)

NET LOSS PER SHARE, BASIC	$(0.43)	$(0.26)

NET LOSS PER SHARE, DILUTED	$(0.43)	$(0.27)

Weighted average common shares outstanding, basic	157,612	143,983

Weighted average common shares outstanding, diluted	157,612	144,157

COMPREHENSIVE LOSS	$(51,148)	$(35,858)

STOCK-BASED COMPENSATION EXPENSE

Total stock-based compensation expense included in the Condensed Consolidated Statements of Comprehensive Loss was as follows: (unaudited):

	Three Months Ended March 31,
	2015	2014
Cost of sales	$1,348	$1,086
Research and development	9,930	7,115
Selling, general and administrative	11,414	8,103

	$22,692	$16,304